Exhibit 10.2
GENPACT LIMITED
2017 OMNIBUS INCENTIVE COMPENSATION PLAN
PERFORMANCE SHARE AWARD AGREEMENT
THIS PERFORMANCE SHARE AWARD AGREEMENT (the “Agreement”), dated as of ____________ (the “Award Date”), is made by and between Genpact Limited, an exempted limited company organized under the laws of Bermuda (the “Company”) and ___________________________ (“Participant”). To the extent not defined herein, all capitalized terms in this Agreement shall have the meanings assigned to them in the Genpact Limited 2017 Omnibus Incentive Compensation Plan (the “Plan”).
R E C I T A L S:
WHEREAS, the Company has adopted the Plan for the purpose of promoting the interests of the Company and its shareholders by attracting and retaining exceptional directors, officers, employees and consultants and enabling such individuals to participate in the long-term growth and financial success of the Company.
WHEREAS, the Compensation Committee (the “Committee”) has determined that it is in the best interests of the Company and its shareholders to grant to Participant a performance share award under the Plan as provided for herein.
NOW, THEREFORE, for and in consideration of the premises and covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:
1.Grant of Performance Shares Award. The Company hereby awards to Participant, as of the Award Date, a performance share award (the “Award”) under the Plan entitling Participant to receive a number of Shares based on the extent, if any, to which the applicable vesting criteria are satisfied. The initial number of Shares that shall be used to determine Participant’s rights pursuant to this Award is __________ (the “Target Performance Shares”). The number of Target Performance Shares shall be used solely to calculate the number of Shares that may be issued to Participant under this Agreement. The number of Target Performance Shares shall be subject to adjustment as set forth in the Plan. The number of Shares issuable under the Award may be subject to reduction as set forth in Section 3.
2.Vesting Requirements.
(a)Vesting Requirements. The Shares subject to the Award shall initially be unvested and shall vest only in accordance with the performance and/or service vesting provisions of this Section 2 or the special vesting acceleration provisions of Section 4.
(b)Performance Vesting. Except as provided herein, the number of Shares to which Participant may become entitled under this Agreement shall be calculated as set forth in

Section 3 and Appendix A, subject to Participant’s completion of the applicable service vesting provisions set forth below. In no event may the number of Shares to which Participant is entitled exceed two hundred forty percent (240%) of the Target Performance Shares.
(c)Service Vesting. The actual number of Shares in which Participant shall vest shall be determined as follows:
(i)If Participant remains in continued employment or service with the Company or an Affiliate from the Award Date through _______________ (the “Service Period”), Participant shall vest, at the end of the Service Period, in the number of Shares determined under Appendix A.
(ii)If Participant’s employment or service with the Company and its Affiliates ceases by reason of Participant’s death or Disability prior to the completion of the Service Period, Participant shall vest as of such termination in a number of Shares determined by multiplying (A) the Target Performance Shares by (B) a fraction, the numerator of which is the number of whole months of Participant’s employment or service in the Performance Period prior to Participant’s termination (rounded up to the closest whole month, but not to exceed thirty-six (36)) and the denominator of which is thirty-six (36).
(iii)If Participant’s employment or service with the Company and its Affiliates ceases by reason of Participant’s Retirement prior to completion of the Service Period, Participant shall vest at the end of the Service Period in a number of Shares determined by multiplying: (A) the number of Shares to which Participant would have been entitled had Participant remained in employment or service with the Company or Affiliate through the end of the Service Period by (B) a fraction, the numerator of which is the number of whole months that Participant was employed or in service during the Performance Period prior to Participant’s termination (rounded up to the closest whole month, but not to exceed thirty-six (36)) and the denominator of which is thirty-six (36). For purposes of this Award, Retirement shall mean Participant’s termination of employment or service with the Company and its Affiliates, other than for Cause, if Participant (i) is, at the time of such termination, age 60 or over and (ii) has completed at least 10 years of employment or service with the Company or an Affiliate at the time of such termination. Notwithstanding the foregoing, if there is a Change of Control during the Service Period, Section 4(a)(iii) shall apply instead of this subsection (iii).
(iv)Should Participant cease continued employment or service with the Company and its Affiliates for any other reason prior to the end of the Service Period, the Award shall be immediately canceled and Participant shall thereupon cease to have any right or entitlement to receive any Shares under the Award.
(v)For purposes of this Agreement, Participant’s date of termination of employment shall mean the date on which Participant ceases active employment, and shall not be extended by any notice period, whether mandated or implied under local law during which Participant is not actually employed or providing services (e.g., garden leave or similar leave) or during or for which Participant receives pay in lieu of notice or severance pay. To the greatest extent permitted by applicable law, the Award shall not vest during any notice period, regardless of whether Participant continues active employment during such period, and the Award shall be canceled on the date notice of termination is provided by Participant or the Company (or an Affiliate). The Company shall have the sole discretion to determine when Participant is no longer actively employed for purposes of this Agreement without reference to any other agreement, written or oral, including Participant’s contract of employment, if applicable.
3.Performance Goals.
(a)Committee Determination. Following the end of the Performance Period, the Committee shall determine whether and the extent to which the Performance Goals have been achieved and shall determine the number of Shares, if any, issuable to Participant with respect to the level of achievement of the Performance Goals based on completion of the service vesting requirement. The Committee’s determinations with respect to the achievement of the Performance Goals shall be based on the Company’s audited financial statements, subject to any adjustments made by the Committee in accordance with Section 3(b) below.
(b)Committee Discretion to Reduce or Eliminate Award. Notwithstanding satisfaction, achievement or completion of the Performance Goals (or any adjustments thereto as provided below), the number of Shares issuable hereunder may be reduced or eliminated by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.
(c)Modification of Performance Goals. The Committee shall have the right to adjust or modify the calculation of the Performance Goals as permitted under the Plan.
4.Change of Control. In the event a Change of Control occurs while this Award is outstanding, then all the Shares subject to this Award shall be converted into the right to receive for each such Share the same consideration per Common Share payable to the other holders of such Common Shares in consummation of the Change of Control. In such an event, the number of Shares issuable under this Award and the date of issuance of the Shares shall be determined as set forth in this Section 4, notwithstanding any provisions of this Agreement or the Plan to the contrary. Following a Change of Control, Participant shall not have any right to receive any Shares under this Award in excess of the number of Shares determined under this Section 4.
(a)Number of Shares.
(i)In the event the Change of Control occurs prior to completion of the Performance Period and Participant remains in continued employment or service with the Company or an Affiliate through the effective date of that Change of Control, then this Award shall be converted into a right to receive a number of Shares equal to the Target Performance Shares, subject to the Service requirements set forth in subsection (ii) below. In the event the Change of Control occurs after the completion of the Performance Period and before the end of the Service Period, and Participant remains in continued employment or service with the Company or an Affiliate through the effective date of that Change of Control, then this Award shall be converted into a right to receive a number of Shares determined in accordance with Sections 2(b) and 3, subject to the Service requirements set forth in subsection (ii) below.

(ii)If this Award is assumed, continued or substituted in connection with the Change of Control in accordance with the Plan, then provided Participant remains in continued employment or service with the Company or an Affiliate through the completion of the Service Period, Participant shall be entitled to the Shares issuable under Section 4(a)(i) or other consideration payable in connection with the Change of Control, which shall be issued after the end of the Service Period, as set forth in Section 5(a). If Participant’s continued employment or service terminates prior to completion of the Service Period, then except as otherwise provided in Sections 4(a)(iii) and (iv), the Award shall be immediately canceled upon such termination and Participant shall thereupon cease to have any right or entitlement to receive any Shares or other consideration under the Award.
(iii)If this Award is assumed, continued or substituted in connection with the Change of Control in accordance with the Plan, and Participant’s employment or service with the Company and its Affiliates terminates subsequently during the Service Period by reason of death, Disability or Retirement, Participant shall be entitled to receive a number of Shares determined by multiplying (A) the number of Shares to which Participant would be entitled in accordance with Section 4(a)(i) had Participant’s employment or service not terminated by (B) a fraction, the numerator of which is the number of months of service in the Performance Period prior to the termination (rounded up to the closest whole month, but not to exceed thirty-six (36)) and the denominator of which is thirty-six (36). Such Shares (or other consideration issuable under this Award) shall be issued immediately upon such termination or as soon as practicable thereafter, but not later than the fifteenth (15th) day of the third (3rd) calendar month following the year of such termination, provided that, in the case of such a termination due to Retirement, if Participant’s Retirement is not within twenty-four (24) months following a Change of Control, or if otherwise required under Section 409A of the Code, such Shares (or other consideration issuable under this Award) shall be issued at the earliest time as permitted under Section 409A of the Code.
(iv)Notwithstanding anything to the contrary, in the event of Participant’s Involuntary Termination (other than due to death, Disability or Retirement) that occurs during the Service Period and within twenty-four (24) months following a Change of Control in connection with which this Award is assumed, continued or substituted, Participant shall immediately vest in the Shares (as determined in accordance with Section 4(a)(i) above) or other consideration payable in connection with such assumption, continuation or substitution issuable under this Award and such Shares or other consideration shall be issued immediately upon such Involuntary Termination or as soon as practicable thereafter, but in no event more than fifteen (15) business days after such Involuntary Termination.
(v)If this Award is not assumed, continued or substituted in connection with the Change of Control in accordance with the Plan, then the Shares issuable under this Award (as determined pursuant to Section 4(a)(i)) or other consideration payable with respect to such Shares in connection with the Change of Control shall be issued on the effective date of the Change of Control or as soon as administratively practicable thereafter, but in no event more than fifteen (15) business days after such effective date.

(b)Applicable Taxes. Each issuance of Shares shall be subject to the Company’s collection of any Applicable Taxes, as set forth in Section 5(b).
(c)Definitions. For purposes of this Agreement, the following definitions shall apply:
(i)“Involuntary Termination” shall mean the termination of Participant’s continued employment or service with the Company and its Affiliates which occurs by reason of such individual’s involuntary dismissal or discharge by the Company (or Affiliate) for reasons other than Cause.
(ii)“Cause” shall mean “Cause” as defined in any employment or consulting agreement between Participant and the Company or an Affiliate in effect at the time of termination or, in the absence of such an employment or consulting agreement: (A) any conviction by a court of, or entry of a pleading of guilty or nolo contendere by Participant with respect to, a felony or any lesser crime involving moral turpitude or a material element of which is fraud or dishonesty; (B) Participant’s willful dishonesty of a substantial nature towards the Company and any of its Affiliates; (C) Participant’s use of alcohol or drugs which materially interferes with the performance of his duties to the Company and/or its Affiliates or which materially compromises the integrity and reputation of Participant or the Company and/or its Affiliates; or (D) Participant’s material, knowing and intentional failure to comply with material applicable laws with respect to the execution of the Company’s and its Affiliates’ business operations.
5.Issuance of Shares; Applicable Taxes.
(a)Except as otherwise provided under Section 4, the Company shall issue the Shares to which Participant becomes entitled as soon as practicable following completion of the Service Period but in no event later than the fifteenth (15th) day of the third (3rd) calendar month following the end of the Service Period, subject to the Company’s collection of any Applicable Taxes required to be withheld, collected or accounted for with respect to the issuance of the Shares; provided, however, that any Shares to which Participant becomes entitled under Section 2(c)(ii) shall be issued no later than the fifteenth (15th) day of the third (3rd) calendar month following the year of Participant’s termination.
(b)Any such Applicable Taxes shall be paid through an automatic Share withholding procedure pursuant to which the Company will withhold, at the time of such issuance, a portion of the Shares with a Fair Market Value (measured as of the issuance date) equal to the amount of those Applicable Taxes; provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required withholding obligations using the minimum statutory withholding rates. Notwithstanding the foregoing, the Company may, in its sole discretion, require that such Applicable Taxes be paid through Participant’s delivery of Participant’s separate check payable to the Company in the amount of such taxes.
(c)In no event will any fractional shares be issued.

(d)The holder of this Award shall not have any shareholder rights, including voting or dividend rights, with respect to the Shares subject to the Award until Participant becomes the record holder of those Shares following their actual issuance after the satisfaction of the Applicable Taxes.
6.Restrictive Covenants and Forfeiture.
(a)In consideration for the grant of the Award, Participant agrees to comply with the restrictive covenants set forth in Section 6(d) below (the “Restrictive Covenants”).
(b)Participant acknowledges and agrees that any breach by Participant of the Restrictive Covenants will result in irreparable injury to the Company or its Affiliates, as the case may be, for which money damages could not adequately compensate such entity. Therefore, the Company or any of its Affiliates shall have the right (in addition to any other rights and remedies which it may have at law or in equity and in addition to the forfeiture requirements set forth in Section 6(c) below) to, as permitted by applicable law, seek to enforce this Section 6 and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company or any of its Affiliates may have for a breach, or threatened breach, of the Restrictive Covenants. Participant agrees that in any action in which the Company or any of its Affiliates seeks injunction, specific performance, or other equitable relief, Participant will not assert or contend that any of the provisions of this Section 6 are unreasonable or otherwise unenforceable. Participant consents to the sole and exclusive jurisdiction and venue in the federal and state courts located in New York City and waives any objection to the laying of venue of any such proceeding in any such court. Participant also irrevocably and unconditionally consents to the service of any process, pleadings, notices, or other papers.
(c)Participant acknowledges and agrees that, to the extent permitted by applicable law, in the event Participant breaches the Restrictive Covenants contained in this Section 6:
(i)The Company shall have the right to terminate this Award (and Participant shall thereupon cease to have any right or entitlement to receive any Shares under this Award) to the extent outstanding, and
(ii)The Company may in its discretion cancel any Shares issued pursuant to this Award that vested within twelve (12) months of Participant’s breach of the Restrictive Covenants contained in this Section 6; provided, that if Participant has disposed of any such Shares received hereunder, then the Company may require Participant to pay to the Company, in cash, the fair market value of such Shares as of the date of disposition.
(d)Based on the understanding that Participant will be given access to valuable clients and confidential and proprietary information, Participant agrees that while an employee of the Company (or an Affiliate) and for a period of one (1) year from cessation of employment, Participant will not directly or indirectly:

(i)enter, engage in, participate in, or assist, either as an individual on Participant’s own or as a partner, joint venturer, employee, agent, consultant, officer, trustee, director, owner, part-owner, shareholder, or in any other capacity, in the primary country(ies) in which Participant performed services, directly or indirectly, any other business organization whose activities or products are competitive with any Company activity, product or service that Participant engaged in, participated in, or had confidential information about during Participant’s last 12 months of employment with the Company; provided that if Participant is subject to separate non-competition restrictive covenants in an employment agreement or offer letter with the Company, then the non-competition covenants in this subsection (i) shall not apply to Participant, and the non-competition covenants set forth in Participant’s employment agreement or offer letter will continue to apply to Participant;
(ii)either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the actual or prospective clients, customers, accounts or business partners of the Company (or any Affiliate) with whom Participant had direct interaction with during Participant’s employment with the Company (or any Affiliate); and
(iii)on Participant’s own behalf or in the service or on behalf of others, solicit, recruit or attempt to persuade any person to terminate such person’s employment with the Company or an Affiliate, whether or not such person is a full-time employee or whether or not such employment is pursuant to a written agreement or is at-will.
(e)In the event of Participant’s breach or anticipatory breach of this Section 6, or Participant’s claim in a declaratory judgment action that all or part of the covenants contained in this Section 6 are unenforceable, Participant and the Company agree that in addition to any other rights or remedies available to the Company under law, the Company shall be entitled to recover from Participant all reasonable sums and costs, including attorneys’ fees, incurred by the Company to defend or enforce this Section 6.
(f)The restrictive periods set forth in this Section 6 shall not expire and shall be tolled during any period in which Participant is in violation of the restrictive covenants contained in this Section 6, and therefore such restrictive periods shall be extended for a period equal to the duration(s) of Participant’s violation.
Recognizing that the limitations in this Agreement permit Participant to continue Participant’s chosen career in the same geographic area without any interruption while protecting the Company’s legitimate business interests in its client and employee relationships, Participant agrees that the above restrictions are reasonable including the short length of time, the limitation as to identified clients and employees, and the specific area of business in which competition is limited as to those clients.  Participant agrees that these limitations are reasonable given the highly competitive nature of the Company’s business and are required for the Company’s protection based upon numerous factors including the knowledge and information to which Participant will have access during Participant’s employment with the Company.  Participant’s agreement to observe the restrictions set forth in this agreement is material consideration for Participant’s employment with the Company as well as eligibility to receive grants in the Plan.

Participant represents that his/her experience and capabilities are such that the restrictions contained in Section 6 above will not prevent Participant from obtaining employment or otherwise earning a living at the same general level of economic benefit as earned with the Company. Participant further agrees that, should a court determine that any provision, term or condition set forth in this Section 6 is invalid, the court may alter or modify any such provision, term or condition in a manner so as to protect the Company’s legitimate business interests. For the avoidance of doubt, the Restrictive Covenants in this Section 6 are in addition to, and not in lieu of, and do not amend, modify, or supersede, any non-competition, non-solicitation, confidentiality, or similar restrictive covenants that run in favor of the Company or its Affiliates and by which Participant is bound.
Nothing in this Agreement shall preclude Participant from making passive investments of not more than one percent (1%) of a class of securities of any business enterprise registered under the Securities Exchange Act of 1934, as amended.
(g)Notwithstanding the foregoing, this Section 6 shall not apply if Participant works or resides in California.
7.Limited Transferability. Prior to actual receipt of the Shares which vest and become issuable hereunder, Participant may not transfer any interest in the Award or the underlying Shares. Any Shares which vest hereunder but which otherwise remain unissued at the time of Participant’s death may be transferred pursuant to the provisions of Participant’s will or the laws of inheritance or to Participant’s designated beneficiary or beneficiaries of this Award. Participant may make such a beneficiary designation at any time by filing the appropriate form with the Committee or its designee.
8.Clawback. The Company shall have the right to terminate this Award (and Participant shall thereupon cease to have any right or entitlement to receive any Shares under this Award) to the extent outstanding and to cancel any Shares issued hereunder in the event of any of the following:
(i)If a Participant resident in the United States or India has breached any restrictive covenant (whether non-solicitation, non-competition, non-disparagement or confidentiality) under any agreement between Participant and the Company or an Affiliate during employment or during one (1) year period following termination of Participant’s employment or service with the Company or an Affiliate;
(ii)If the Company is required to prepare an accounting restatement for any part of the Performance Period due to material noncompliance with financial reporting requirements under the federal securities laws which the Committee determines is the result of fraud, negligence, or intentional or gross misconduct by Participant;
(iii)In the circumstances and manner provided in any clawback or compensation recovery policy that may be adopted or implemented by the Company and in effect from time to time on or after the Award Date; and/or

(iv)If the Committee determines that Participant committed an act or omission while an employee or other service provider of the Company (or Affiliate) that was not discovered by the Company (or any Affiliate) until after the termination of Participant’s employment or service that would, if Participant were an active employee or other service provider of the Company (or Affiliate) at the time such act or omission is discovered, be reason for termination of Participant’s employment or service for Cause.
For purposes of this Section 8, clause (i) above shall only apply to Shares that have not yet vested or that vested within twelve (12) months of the date of such breach.
The Company’s rights to cancel the Award and any Shares issued hereunder pursuant to this Section 8 shall be in addition to the Company’s rights under Section 6 of this Agreement.
Participant further acknowledges and agrees that this Agreement and Award shall also be subject to the Company’s Compensation Clawback Policy and any other applicable clawback or recoupment policies and other policies that may be implemented by the Company or its board of directors from time to time. Participant further agrees that in the event it is determined in accordance with any such policy that this Award or any portion thereof must be forfeited or reimbursed to the Company, Participant will promptly take any action necessary to effectuate such forfeiture and/or reimbursement as determined by the Company or its board of directors.
9.Sections 409A and 457A.
(a)It is the intention of the parties that the provisions of this Agreement shall, to the maximum extent permissible, comply with the requirements of the short-term deferral exceptions of Section 409A of the Code and the Treasury Regulations issued thereunder and Section 457A of the Code and any guidance with respect to Code Section 457A, including but not limited to Notice 2009-8. Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of Code Section 409A or of Code Section 457A applicable to such short-term deferral exceptions, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code Section 409A and the Treasury Regulations thereunder and Code Section 457A and any guidance with respect to Code Section 457A, including but not limited to Notice 2009-8, that apply to such exceptions.
(b)Notwithstanding any provision to the contrary in this Agreement, to the extent this Award may be deemed to create a deferred compensation arrangement under Code Section 409A, then Shares or other amounts which become issuable or distributable under this Agreement by reason of Participant’s cessation of continued employment or service shall actually be issued or distributed to Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of Participant’s Separation from Service (as determined under Code Section 409A and Treasury Regulations thereunder) or (ii) the date of Participant’s death, if Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Committee in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Company, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The deferred Shares or other distributable amount shall be issued or distributed in a lump sum on the first day of the seventh (7th) month following the date of Participant’s Separation from Service or, if earlier, the first day of the month immediately following the date the Company receives proof of Participant’s death.
10.Compliance with Laws and Regulations. The issuance of Shares pursuant to the Award shall be subject to compliance by the Company and Participant with all applicable laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Committee, in its sole discretion, may postpone the issuance or delivery of Shares as the Committee may consider appropriate and may require Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in order to be in compliance with applicable laws, rules and regulations.
11.Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Participant and Participant’s assigns, beneficiaries, executors, administrators, heirs and successors.
12.Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:
if to the Company:
Genpact Limited
Canon’s Court
22 Victoria Street
Hamilton HM 12
Bermuda
Attn: Secretary
with a copy to:
Genpact LLC
521 Fifth Avenue, 14th Floor
New York, NY 10175
Attn: Legal Department

if to Participant, at Participant’s last known address on file with the Company.
All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

13.Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Committee with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.
14.Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Texas. Each Participant and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of them may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Plan.
15.Employment at Will. Nothing in this Agreement or in the Plan shall confer upon Participant any right to remain in employment or service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Affiliate employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s employment or service at any time for any reason, with or without cause, subject to compliance with applicable law and the terms of any employment agreement between Participant and the Company (or any Affiliate employing or retaining Participant).
16.Electronic Delivery. The Company may deliver any documents related to the Award, the Plan or future awards that may be granted under the Plan by electronic means. Such means of electronic delivery include, but do not necessarily include, the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or such other means of electronic delivery specified by the Company. Participant hereby acknowledges that Participant has read this provision and consents to the electronic delivery of the documents. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost to Participant by contacting the Company in writing or by telephone. Participant further acknowledges that Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, Participant understands that Participant must provide the Company with a paper copy of any documents if the attempted electronic delivery of such documents fails.
17.Additional Terms for Non-U.S. Participants. Notwithstanding anything to the contrary herein, Participants residing and/or working outside the United States shall be subject to the Additional Terms and Conditions for Non-U.S. Participants attached hereto as Addendum A and to any Country-Specific Terms and Conditions attached hereto as Addendum B. If Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which Participant is currently residing or working or if Participant relocates to one of the countries included in the Country-Specific Terms and Conditions after the grant of the Award, the special terms and conditions for such country will apply to Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Terms and Conditions for Non-U.S. Participants and the Country-Specific Terms and Conditions constitute part of this Agreement and are incorporated herein by reference.
18.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
19.Participant Acceptance. Participant must accept the terms and conditions of this Agreement electronically no later than June 30, 2024 by clicking the “Accept” (or similar wording) button on the award acceptance screen of Participant’s Plan account at www.ETRADE.com and following any other instructions Participant is prompted to follow in your Plan account. If Participant does not accept the terms as instructed, this Agreement will automatically, without further action of the Company or the Committee, terminate and the Award will be forfeited at midnight on June 30, 2024. Acceptance of this Agreement constitutes Participant’s consent to any action taken under the Plan and this Agreement and Participant’s agreement to be bound by the terms and conditions of this Agreement including the Restrictive Covenants. In no event shall any Shares be issued (or other securities or property distributed) under this Agreement in the absence of timely acceptance.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
GENPACT LIMITED
Signature: /s/ Heather D. White
Title:      SVP & Chief Legal Officer

PARTICIPANT

Signature:

ADDENDUM A TO THE PERFORMANCE SHARE AWARD AGREEMENT
TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS
This Addendum includes additional terms and conditions that govern the Performance Share Award granted to Participant if Participant works or resides outside the United States.
Capitalized terms used but not defined herein are defined in the Plan or the Agreement and have the meanings set forth therein.
1.No Acquired Right. Participant acknowledges and agrees that:
(a)The Plan is established voluntarily by the Company, the grant of awards under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time. All decisions with respect to future awards, if any, will be at the sole discretion of the Committee.
(b)This Award (and any similar awards the Company may in the future grant to Participant, even if such awards are made repeatedly or regularly, and regardless of their amount), and Shares acquired under the Plan (A) are wholly discretionary and occasional, are not a term or condition of employment and do not form part of a contract of employment, or any other working arrangement, between Participant and the Company or any Affiliate; (B) do not create any contractual entitlement to receive future awards or benefits in lieu thereof; and (C) do not form part of salary or remuneration for purposes of determining pension payments or any other purposes, including without limitation termination indemnities, severance, resignation, payment in lieu of notice, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits, welfare benefits or similar payments, except as otherwise required by the applicable law of any governmental entity to whose jurisdiction the award is subject.
(c)This Award and the Shares acquired under the Plan are not intended to replace any pension rights or compensation.
(d)Participant is voluntarily participating in the Plan.
(e)In the event that Participant’s employer is not the Company, the grant of this Award and any similar awards the Company may grant in the future to Participant will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of this Award and any similar awards the Company may grant in the future to Participant will not be interpreted to form an employment contract with Participant’s employer or any Affiliate.
(f)The future value of the underlying Shares is unknown and cannot be predicted with certainty. Neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Award or the Shares.

(g)Other than as set out in this Agreement, Participant shall have no rights, claim or entitlement to compensation or damages as a result of Participant’s cessation of employment for any reason whatsoever, whether or not later found to be invalid or in breach of contract or local labor law, insofar as these rights, claim or entitlement arise or may arise from Participant’s ceasing to have rights under this Award as a result of such cessation or loss or diminution in value of the Award or any of the Shares issuable under this Award as a result of such cessation, and Participant irrevocably releases Participant’s employer, the Company and its Affiliates, as applicable, from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Participant shall be deemed to have irrevocably waived Participant’s entitlement to pursue such rights or claim.
2.Data Protection (Jurisdictions other than European Union/European Economic Area/Switzerland/United Kingdom).
(a)In order to facilitate Participant’s participation in the Plan and the administration of the Award, it will be necessary for contractual and legal purposes for the Company (or its Affiliates or payroll administrators) to collect, hold and process certain personal information and sensitive personal information about Participant (including, without limitation, Participant’s name, home address, telephone number, date of birth, nationality, social insurance or other identification number and job title and details of the Award and other awards granted, canceled, exercised, vested, unvested or outstanding and Shares held by Participant). Participant consents explicitly, willingly, and unambiguously to the Company (or its Affiliates or payroll administrators) collecting, holding and processing Participant’s personal data and transferring this data (in electronic or other form) by and among, as applicable, Participant’s employer, the Company and its Affiliates and other third parties (collectively, the “Data Recipients”) insofar as is reasonably necessary to implement, administer and manage the Plan and the Award. Participant authorizes the Data Recipients to receive, possess, use, retain and transfer the data for the purposes of implementing, administering and managing the Plan and the Award. Participant understands that the data will be transferred to E*TRADE, or such other broker or third party as may be selected by the Company in the future which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the Data Recipients may be located in the United States or elsewhere, and that the recipient’s country may have a lower standard of data privacy laws and protections than Participant’s country.
(b)The Data Recipients will treat Participant’s personal data as private and confidential and will not disclose such data for purposes other than the management and administration of the Plan and the Award and will take reasonable measures to keep Participant’s personal data private, confidential, accurate and current. Participant understands that the data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan.

(c)Participant understands that Participant may, at any time, make a request to view Participant’s personal data, require any necessary corrections to it or withdraw the consents herein in writing by contacting the Company and that these rights are subject to legal restrictions but acknowledges that without the use of such data it may not be practicable for the Company to administer Participant’s involvement in the Plan in a timely fashion or at all and this may be detrimental to Participant and may result in the possible exclusion of Participant from continued participation with respect to this Award or any future awards under the Plan.
3.Data Protection (European Union/European Economic Area/Switzerland/United Kingdom).
(a)In order to facilitate Participant’s participation in the Plan and the administration of the Award, it will be necessary for contractual, legitimate interest and legal purposes for the Company (or its Affiliates or payroll administrators) to collect, hold and process certain personal data and, where required for legal purposes with Participant’s freely given consent or for employment law purposes, any special category personal data about Participant. Such personal data includes, without limitation, Participant’s name, home address, telephone number, date of birth, nationality, social insurance or other identification number and job title and details of the Award and other awards granted, canceled, exercised, vested, unvested or outstanding and Shares held by Participant. Participant hereby acknowledges and agrees to the Company (or its Affiliates or payroll administrators) collecting, holding and processing Participant’s personal data and transferring this data (in electronic or other form) by and among, as applicable, Participant’s employer, the Company and its Affiliates and other third parties (collectively, the “Data Recipients”) insofar as is reasonably necessary to implement, administer and manage the Plan and the Award. Participant understands that the Data Recipients will receive, possess, use, retain and transfer the data for the purposes of implementing, administering and managing the Plan and the Award. Participant understands that the data will be transferred to E*TRADE, or such other broker or third party as may be selected by the Company in the future which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the Data Recipients may be located in the United States or elsewhere, and that the Data Recipient’s country may have a different or lower standard of data privacy laws and protections than Participant’s country.
(b)The Data Recipients will treat Participant’s personal data as private and confidential and will not disclose such data for purposes other than the management and administration of the Plan and the Award and will take reasonable measures to keep Participant’s personal data private, confidential, accurate and current. Participant understands that the data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan and for legal requirements thereafter. Participant shall notify the Company of any changes to Participant’s personal data.

(c)Participant understands that Participant may, at any time, exercise the rights granted to Participant by the Data Protection Laws and other applicable data protection laws including the right to make a request to access or be provided with a copy of Participant’s personal data, request additional information about the storage and processing of the data, request that the personal data is restricted or otherwise object to its processing by the Company, require any necessary corrections to it or withdraw any consents provided by Participant in writing by contacting the Company and that these rights are subject to legal restrictions. Participant acknowledges that without the Company’s use of such data it may not be practicable for the Company to administer Participant’s involvement in the Plan in a timely fashion or at all and this may be detrimental to Participant and may result in the possible exclusion of Participant from continued participation with respect to this Award or any future awards under the Plan. Participant is referred to the privacy notice provided by the employing affiliate for further information about the processing of Participant’s personal data and rights under applicable data protection laws.
(d)For the purpose of this Section 3, “Data Protection Laws” means any law, enactment, regulation or order concerning the processing of personal data including the Data Protection Act 2018, the General Data Protection Regulation (Regulation (EU) 2016/679) (the “GDPR”), the GDPR as it forms part of retained EU law (as defined in the European Union (Withdrawal) Act 2018), the Privacy and Electronic Communications Regulations (EC Directive) Regulations 2003 (“PECR”), and any subordinate legislation or statutory codes of practice implemented in connection with the DPA, GDPR, PECR and any law that is intended to supplement, amend or replace the foregoing together with any other applicable law in any jurisdiction that regulates the collection, protection or processing of personal data as may come into effect from time to time.
4.Withholding; Responsibility for Taxes. This provision supplements Section 5(b) of the Agreement.
For tax purposes, Participant is deemed to have been issued the full number of Shares to which Participant is entitled to under the Award notwithstanding that a number of Shares are withheld for purposes of paying Applicable Taxes. To the extent that the number of Shares withheld to pay Applicable Taxes is not sufficient to cover the obligation for Applicable Taxes, Participant authorizes the Company and/or the Affiliate employing or retaining Participant, or their respective agents, at their discretion, to satisfy the obligations with respect to all Applicable Taxes required to be withheld, collected or accounted for by withholding from any wages or other cash compensation paid to Participant and/or Affiliate. Participant acknowledges that regardless of any action the Company (or any Affiliate employing or retaining Participant) takes with respect to any or all Applicable Taxes, the ultimate liability for all Applicable Taxes legally due by Participant is and remains Participant’s responsibility and that the Company (and its Affiliates) (i) make no representations or undertakings regarding the treatment of any Applicable Taxes in connection with any aspect of the Award, including the grant, vesting or settlement of the Award, and the subsequent sale of any Shares acquired at settlement; and (ii) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate

Participant’s liability for Applicable Taxes. Further, if Participant is subject to taxation in more than one jurisdiction between the Award Date and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or Participant’s employer (or former employer, as applicable) may be required to withhold, collect or account for Applicable Taxes in more than one jurisdiction. For purposes of the Agreement, “Applicable Taxes” means income taxes, employment taxes, social insurance, social security, national insurance contributions, other contributions, payroll taxes, levies, payment on account obligations or other tax-related amounts.
5.    Foreign Asset/Account and Tax Reporting Requirements; Exchange Controls. Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the vesting of the Award, the acquisition, holding and/or issuance or transfer of Shares or cash (including dividends and the proceeds arising from the sale of Shares) from Participant’s participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. Participant may be required to report such assets, accounts, account balances, any cross-border transactions, and/or related transactions to the applicable authorities in Participant’s country and Participant may be required to report any acquisition or sale of Shares and any taxable income attributable to the Award to the applicable tax authority or other authority in Participant’s country (including on Participant’s annual tax return, if applicable). Participant may also be required to repatriate sales proceeds or other funds received as a result of the Participant’s participation in the Plan to Participant’s country through a designated bank or broker and/or within a certain period of time after receipt. Participant acknowledges that Participant is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting and other requirements and should consult Participant’s own personal tax and legal advisors, as applicable, on these matters.
6.    Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, depending on Participant’s country of residence, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to acquire or sell Shares or rights to Shares under the Plan during such times when Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant further acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant is advised to consult Participant’s personal advisor on this matter.

ADDENDUM B TO THE PERFORMANCE SHARE AWARD AGREEMENT
COUNTRY-SPECIFIC TERMS AND CONDITIONS
These Country-Specific Terms and Conditions include additional terms and conditions that govern the Performance Share Award granted to Participant under the Plan if Participant resides or works in one of the countries listed below. Capitalized terms used but not defined in these Country-Specific Terms and Conditions are defined in the Plan or the Agreement and have the meanings set forth therein.
AUSTRALIA
Securities Law. This offer is made under Division 1A of Part 7.12 of the Corporations Act, 2001 (Commonwealth).
General Advice. Any information or advice given by the Company or its Affiliates in relation to the grant of the Award under the Plan does not take account of the objectives, financial situation and needs of Participant. Participant should consider obtaining financial product advice that takes into account the objectives, financial situation and needs of Participant.
Data Privacy. Participant consents to the disclosure of Participant’s data under Section 2 of Addendum A of the Agreement to Data Recipients (including persons located in the United States of America and elsewhere). Participant acknowledges that, by consenting to such disclosure, Australian Privacy Principle 8.1 will not apply to the disclosure and as a result the Data Recipients will not be accountable under the Privacy Act 1988 (Commonwealth) (the “Australian Privacy Act”) and Participant may not be able to seek redress under the Australian Privacy Act in respect of this data.
Tax Information. Subdivision 83A-C of the Income Tax Assessment Act 1997 (Commonwealth), as amended, applies to the Award granted under the Plan and the Award is intended to qualify for tax deferral treatment in Australia (subject to the requirements of the Income Tax Assessment Act 1997 (Commonwealth)).
CANADA
Section 2(c)(iv) of the Agreement is amended and restated in its entirety to read as follows:
“(iv)    Should Participant cease continued employment or service for any reason with the Company and its Affiliates prior to the end of the Service Period, the Award shall be immediately canceled, or cancelled at the end of the statutory notice period under the applicable employment standards legislation, if any, and Participant shall thereupon cease to have any right or entitlement to receive any Shares under the Award.”
Section 2(c)(v) of the Agreement is amended and restated in its entirety to read as follows:
“For purposes of this Agreement, Participant’s date of termination of employment shall mean the date on which Participant ceases active employment, which term “active employment” shall include any period for which Participant is deemed to be actively employed for purposes of applicable employment standards legislation, and shall exclude any other period of non-working notice of termination or any period for pay in lieu of notice, severance pay or any other monies in relation to the cessation of employment that are paid or otherwise required by applicable law, regardless of whether the termination is with or without cause or with or without notice. For clarity, except as may be required by applicable employment standards legislation, the Award shall not be considered in determining a Participant’s entitlement to termination pay, severance pay, pay in lieu of notice or other monies in relation to the cessation of employment, whether pursuant to common law, contract or otherwise. The Company shall have the sole discretion to determine when Participant is no longer in active service for purposes of this Agreement, without reference to any other agreement, written or oral, including Participant’s contract of employment.”
For Ontario resident Participants, Section 6(d)(i) of the Agreement is amended and restated in its entirety to read as follows:
“(i)    If Participant is an executive as defined by s. 67.2(5) the Ontario Employment Standards Act, then they may not enter, engage in, participate in, or assist, either as an individual on Participant’s own or as a partner, joint venturer, employee, agent, consultant, officer, trustee, director, owner, part-owner, shareholder, or in any other capacity, in the primary country(ies) in which Participant performed services, directly or indirectly, any other business organization whose activities or products are competitive with any Company activity, product or service that Participant engaged in, participated in, or had confidential information about during Participant’s last 12 months of employment with the Company; provided that if Participant is subject to separate non-competition restrictive covenants in an employment agreement or offer letter with the Company, then the non-competition covenants in this subsection (i) shall not apply to Participant, and the non-competition covenants set forth in Participant’s employment agreement or offer letter will continue to apply to Participant;”
Award Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in this Agreement, the grant of the Award does not provide Participant any right to receive a cash payment and the Award may be settled only in Shares. Additionally, notwithstanding Section 5(b) of the Agreement, Participant may satisfy any Applicable Taxes obligations through alternate arrangements satisfactory to the Company prior to the arising of the Applicable Tax obligations, otherwise such Applicable Tax obligations shall be satisfied as set forth in Section 5(b).
Termination for Cause. For any Participant whose employment with the employer is terminated for Cause, the Participant shall be entitled to the minimum entitlements with respect to the Award under applicable law, including the Employment Standards Act.
Definition of Disability. The following provision supplements the definition of Disability in Section 2 of the Plan: For purposes of this Award, the definition of “Disability” shall be applied in compliance with applicable human rights legislation.

Prospectus Exemption. For the purposes of compliance with National Instrument 45-106 - Prospectus Exemptions, the prospectus requirement does not apply to a distribution by an issuer in a security of its own issue with an employee, executive officer, director or consultant of the issuer or a related entity of the issuer, provided the distribution is voluntary.
Resale Restrictions. Shares acquired under the Plan may be subject to certain restrictions on resale imposed by Canadian provincial securities laws. Notwithstanding any other provision of the Plan to the contrary, any transfer or resale of any Shares acquired by Participant pursuant to the Plan must be in accordance with the resale rules under Ontario Securities Commission Rule 72-503 Distributions Outside Canada (“72-503”) if Participant is a resident in the Province of Ontario and National Instrument 45-102 - Resale of Securities (“45-102”) if Participant is a resident in the Province of Nova Scotia.
In Ontario, the prospectus requirement does not apply to the first trade of Shares issued in connection with the Award provided the conditions set forth in section 2.8 of 72-503 are satisfied. In Nova Scotia, the prospectus requirement does not apply to the first trade of Shares issued in connection with the Award, provided the conditions set forth in section 2.14 of 45-102 are satisfied.
Participant should consult Participant’s legal advisor prior to any resale of Shares.
CHINA
Immediate Sale of Shares. Notwithstanding anything to the contrary in the Agreement or the Plan, in accordance with the requirements of the State Administration of Foreign Exchange (“SAFE”), the Shares issued following vesting of the Award must be sold immediately through the Company’s designated broker. Participant’s acceptance of the Award shall constitute Participant’s authorization to the brokerage firm to effect such sale. Such sale may be effected through block sales over a period of one or more trading days following the issuance of the Shares. Neither the brokerage firm nor the Company will guarantee the sale price for any such sale and Participant shall be solely responsible for fluctuations in the value of the Shares until sale. This Agreement shall be deemed to be a 10b5-1 plan under the Exchange Act. The net proceeds realized upon the sale of the Shares will be repatriated to China and such net proceeds (less any Applicable Taxes required to have been withheld in connection with the Award) shall be paid to Participant in local currency. Participant shall have no access to the sales proceeds until such distribution. The remittance, conversion and payment of the net proceeds shall be made in accordance with the procedures adopted by the Company in order to comply with SAFE regulations and accordingly, are subject to change from time to time.

COSTA RICA
No disclosure.
FINLAND
No disclosure.
FRANCE
Language Consent. The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.
Tax Information. The Award is not intended to qualify as a tax qualified award under French tax law.
GERMANY
No disclosure.
GUATEMALA
No disclosure.
HUNGARY
No disclosure.
INDIA
Exchange Control Notification. Proceeds from the sale of Shares must be remitted to India within a designated period in accordance with applicable exchange control and other requirements. Participant should consult Participant’s advisor with respect to such requirements.
ISRAEL
Additional Terms and Conditions. The Award is granted pursuant to the Genpact Appendix – Israel Taxpayers to the 2017 Omnibus Incentive Plan (the “Israel Appendix”) and is subject to the terms and conditions stated in the Israel Appendix, the Plan and the Agreement, including this Addendum B. By accepting the Award, Participant acknowledges and agrees to be bound by the terms of the Israel Appendix. The Israel Appendix is incorporated herein by reference and references to the Plan shall include the Israel Appendix.

The Award is intended to qualify for the tax treatment as a 102 Capital Gains Track Grant under Section 102 of the Israeli Income Tax Ordinance (New Version) 1961 (“Section 102”). Participant hereby acknowledges and agrees as follows:
(a)    Participant understands the provisions of Section 102 and the applicable tax track of this grant.
(b)    Participant agrees to the terms and conditions of the trust agreement between the Company and the trustee (the “Trustee”) designated by the Company to serve as the supervising trustee as approved by the Israeli Tax Authority (the “ITA”) in accordance with the provisions of Section 102.
(c)    Participant understands that the Shares will be registered in the name of the Trustee for the benefit of Participant. Subject to the provisions of Section 102, Participant confirms that Participant shall not sell nor transfer the Award or the Shares from the Trustee until the end of the Required Holding Period. For purposes of the Award, “Required Holding Period” means the requisite period prescribed by Section 102 or such other period as may be required by the ITA, with respect to 102 Trustee Grants, during which Awards granted by the Company or Shares underlying such Awards must be held by the Trustee for the benefit of the person to whom it was granted.
(e)    If Participant sells or withdraws the Shares from the Trustee before the end of the Required Holding Period (“Violation”), either (A) Participant shall reimburse the Company within three (3) days of its demand for the employer portion of the payment by the Company to the National Insurance Institute plus linkage and interest in accordance with the law, as well as any other expense that the Company shall bear as a result of the said Violation or (B) Participant agrees that the Company may, in its sole discretion, deduct such amounts directly from any amounts to be paid to Participant as a result of Participant’s disposition of the Shares.
(f)    Participant understands that this grant is conditioned upon the receipt of all required approvals from the ITA.
(g)    All tax consequences under any applicable law which may arise from the grant of the Award, from the holding or sale of the Shares by or on behalf of Participant, shall be borne solely by Participant. Participant shall indemnify the Company and/or Affiliate and/or Trustee, as the case may be, and hold them harmless, against and from any liability for any such tax or any penalty, interest or indexing.

ITALY
Plan Document Acknowledgment. In accepting the Award, Participant acknowledges that Participant has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement. Participant further acknowledges that Participant has read and specifically and expressly approves the following sections of the Agreement: Section 2 (Vesting Requirements), Section 3 (Performance Goals), Section 4 (Change of Control), Section 5 (Issuance of Shares; Applicable Taxes), Section 6 (Restrictive Covenants and Forfeiture), Section 8 (Clawback), Section 10 (Compliance with Laws and Regulations), Section 14 (Governing Law), Section 19 (Participant Acceptance), and Addendum A.
JAPAN
Securities Law Notification. Upon the Company offering the Award to receive Shares pursuant to the Plan, the Company hereby notifies Participant as follows:
(i)    The offering falls under offering to the small number of investors, which shall refer to the offering to the small number of investors under Article 23-13, paragraph 4 of the Financial Instruments and Exchange Act (Law No. 25 of 1948 as amended) and as such, no filing under Article 4, paragraph 1 of the act is being made in relations to the offering.
(ii)    The transfers of the Award is prohibited.
LUXEMBOURG
No disclosure.
MEXICO
Acknowledgement of the Agreement. By accepting the Award, Participant acknowledges that Participant has received a copy of the Plan and the Agreement, which Participant has reviewed. Participant further acknowledges that Participant accepts all the provisions of the Plan and the Agreement. Participant also acknowledges that Participant has read and specifically and expressly approves the terms and conditions set forth in Section 1 of Addendum A, which clearly includes the following:
(1) Participant’s participation in the Plan does not constitute an acquired right;
(2) The Plan and Participant’s participation in it are offered by the Company on a wholly discretionary and commercial basis;
(3) Participant’s participation in the Plan is voluntary;
(4) The Company is not responsible for any decrease in the value of any Shares acquired at vesting of the Award; and

(5) This Plan is not to be deemed as an employment benefit granted by the employer, but rather a commercial one granted by the Company for which Participant does not render personal subordinated services.
Labor Law Policy and Acknowledgement. By accepting the Award, Participant acknowledges that the Company, with registered offices at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda, is solely responsible for the administration of the Plan. Participant further acknowledges that Participant’s participation in the Plan, the grant of the Award and any acquisition of under the Plan do not constitute an employment relationship between Participant and the Company because Participant is participating in the Plan on a wholly commercial basis and Participant’s sole employer is EDM S. de R.L. de C.V. located at Avenida Hermanos Escobar #7651; Colonia Partido Escobedo, Cd. Juarez; Chihuahua, C.P.; Estados Unidos Mexicanos; 32330; Mexico (“Genpact Mexico”). Based on the foregoing, Participant expressly acknowledges that the Plan and the benefits that Participant may derive from participation in the Plan do not establish any rights between Participant and Participant’s employer, Genpact Mexico, and do not form part of the employment conditions and/or benefits provided by Genpact Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment. Additionally, Participant expressly acknowledges that in view of the nature of the Plan, any benefit that Participant may receive under the Plan, shall not be considered for salary consolidation purposes as such benefit is not compensation in exchange of Participant’s work for the employer.
Participant further understands that Participant’s participation in the Plan is the result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue Participant’s participation in the Plan at any time, without any liability to Participant.
Finally, Participant hereby declares that Participant does not reserve to Participant any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and that Participant therefore grants a full and broad release to the Company (including Genpact Mexico), branches, representation offices, shareholders, officers, agents or legal representatives, with respect to any claim that may arise.
Spanish Translation
Reconocimiento del Acuerdo. Al aceptar este Premio, el Participante reconoce que ha recibido una copia del Plan y del Acuerdo, que el Participante ha revisado. El Participante reconoce, además, que el Participante acepta todas las disposiciones del Plan y del Acuerdo. El Participante también reconoce que ha leído, reconoce y acepta de forma específica y expresamente aprueba los términos y condiciones establecidos en la cláusula 1 de Apendice A, que claramente dispone lo siguiente:
(1) La participación del Participante en el Plan no constituye un derecho adquirido;

(2) El Plan y la participación del Participante en el Plan se ofrecen por la Compañía en su totalidad sobre una base discrecional y comercial;
(3) La participación del Participante en el Plan es voluntaria;
(4) La Compañía no es responsables por la disminución en el valor de ninguna de las Acciones adquiridas en el ejercicio del Premio; y
(5) Este Plan no debe considerarse como una prestación laboral otorgada por el patrón, sino como un beneficio commercial otorgado por la Compañía, para la cual el Participante no desempeña servicio personal subordinado alguno.
Políticas bajo la Legislación Laboral y Aceptación. Al aceptar este Premio, el Participante reconoce que la Compañía, con oficinas registradas y ubicadas en Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda, es el único responsable de la administración del Plan. Además, el Participante acepta que su participación en el Plan, la concesión del Premio y cualquier adquisición de Acciones en el marco del Plan no constituyen una relación laboral entre el Participante y la Compañía en virtud de que el titular del derecho a este Premio está participando en el Plan en su totalidad sobre una base comercial y su único patrón es EDM S. de R.L. de C.V., ubicado en Avenida Hermanos Escobar #7651; Colonia Partido Escobedo, Cd. Juarez; Chihuahua, C.P.; Estados Unidos Mexicanos; 32330; Mexico (“Genpact Mexico”). Derivado de lo anterior, el Participante reconoce expresamente que el Plan y los beneficios que pudieran derivar a su favor de la participación en el Plan no establece ningún derecho entre el Participante y su patrón, Genpact Mexico, y que no forman parte de las condiciones de empleo y /o prestaciones previstas por Genpact Mexico, y cualquier modificación del Plan o la terminación del mismo no constituirá un cambio o deterioro de los términos y condiciones de empleo del Participante. Adicionalmente, el Participante expresamente reconoce que en virtud de la naturaleza del Plan, cualquier beneficio que el Participante pueda llegar a recibir bajo el Plan, no deberá ser considerado para efectos de integración salarial, toda vez que el mismo derivaría de una ganancia del mercado, no una remuneración a cambio de su trabajo para el patrón.
Además, el Participante comprende que su participación en el Plan es el resultado de una decisión discrecional y unilateral de la Compañía, por lo que dicha compañía se reserva el derecho absoluto a modificar y/o descontinuar la participación del Participante en el Plan en cualquier momento, sin responsabilidad alguna para con el titular del derecho a la Premio.
Finalmente, el Participante manifiesta que no se reserva acción o derecho alguno que ejercitar en contra de la Compañía, por cualquier compensación o daños y perjuicios en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia el Participante libera amplia y completamente de toda responsabilidad a la Compañía (incluyendo Genpact Mexico), sucursales, oficinas de representación, accionistas, administradores, agentes o representantes legales.
NETHERLANDS

Securities Law Notification. The grant of the Award under the Plan is not considered a public offer of securities which requires an approved prospectus within the meaning of article 5:2 of the Act on Financial Supervision.
Tax Indemnification. Participant indemnifies the Company and its Affiliates, and holds them harmless against and from all liability for any Applicable Taxes or other payment, interest, penalty and costs thereon, including without limitations, liabilities relating to the necessity to withhold, or to have withheld, any such Applicable Taxes from any payment made to Participant, if and to the extent allowed under applicable law and regulations.
PHILIPPINES
No disclosure.
POLAND
No disclosure.
ROMANIA
No disclosure.
SINGAPORE
Securities Law Notification
The Award is being granted pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Participant should note that such grant is subject to section 257 of the SFA and Participant will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares underlying the Award unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
Chief Executive Officer, Director Notification
If Participant is the Chief Executive Officer or a director (as the term is defined under Singapore law) of a Singapore incorporated company which is a related corporation of the Company (a “Singapore Related Company”), Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Related Company in writing when Participant acquires an interest in shares (e.g., options, performance share awards or shares) in the Company. In addition, Participant must notify the Singapore Related Company when Participant sells or disposes of any interest in shares of the Company. These notifications must be made within two business days of acquiring or disposing of any interest in shares in the Company. In addition, a notification of Participant’s interests in shares in the Company must be made within two business days of becoming the Chief Executive Officer or a director of the Singapore Related Company.
SOUTH AFRICA
Securities Law Notification. The information contained herein is strictly private and confidential and for the attention of the addressee only. Any offer or invitation contained herein is open for acceptance by the addressee only and, as such, does not constitute an offer to the public as envisaged in Chapter 4 of the Companies Act, 2008.
Exchange Control Notification. Participant is responsible for compliance with applicable exchange control rules and regulations. Exchange control regulations change frequently and without notice. Participant should consult with Participant’s personal advisor to ensure compliance with current regulations (including any requirement to place the Award on record with Participant’s bank).
SPAIN
Nature of Grant. The following paragraphs are hereby added to the end of Section 1 of Addendum A titled “No Acquired Rights.ˮ
“In accepting the grant of the Award, Participant consents to participate in the Plan and acknowledges that Participant has received a copy of the Plan.
Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant performance share awards under the Plan to individuals who may be employees of the Company (or an Affiliate) throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company (or any Affiliate). Consequently, Participant understands that the Award is granted on the assumption and condition that the Award and any Shares issued are not part of any employment contract (either with the Company or any Affiliate employing or retaining Participant) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, Participant understands that Participant will not be entitled to continue vesting in the Award after termination of Participant’s employment or service. In addition, Participant understands that the Award would not be granted to Participant but for the assumptions and conditions referred to herein; thus, Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the Award and any right to the Award shall be null and void.
Further, the vesting of the Award is expressly conditioned on Participant’s continued employment or service, such that upon termination of Participant’s employment or service for any reason whatsoever, the Award may cease vesting immediately, in whole or in part, effective on the date of termination of Participant’s employment or service (as determined under the Agreement). This will be the case, for example, even if (1) Participant is dismissed for disciplinary or objective reasons; or (2) Participant’s termination of employment or service is due to a unilateral breach of contract by the Company or Participant’s employer. Consequently, upon

Participant’s termination of employment or service for any of the above reasons, Participant may automatically lose any rights to the Award to the extent not vested on the date of Participant’s termination of employment or service, as described in the Agreement.”
Securities Law Notification. No “offer of securities to the public,” within the meaning of Spanish law, has taken place or will take place in the Spanish territory in connection with the Award. The Plan, the Agreement and any other documents evidencing the grant of the Award have not been, nor will they be, registered with the Comisión Nacional del Mercado de Valores (the Spanish securities regulator), and none of those documents constitutes a public offering prospectus.
SWITZERLAND
Securities Law Notification. The Award is not intended to be publicly offered in or from Switzerland. Because the offer is considered a private offering, it is not subject to registration in Switzerland.
UNITED KINGDOM
Award Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in this Agreement, the grant of the Award does not provide Participant any right to receive a cash payment and the Award may be settled only in Shares.
Taxes. Participant indemnifies the Company and Participant’s employer for any Applicable Taxes that may be payable with respect to the full number of Shares vested and issued (including those Shares that are deemed issued). To the extent any Shares are withheld by the Company in accordance with Section 5(b) of the Agreement, the Company shall pay over to Participant’s employer sufficient moneys to satisfy Participant’s liability under such indemnity. Any reference to the withholding of Applicable Taxes, including any obligation to withhold, shall be treated as including a reference to any amount of Applicable Taxes in respect of which the Company (or an Affiliate) is required to account to any tax authority.
As a condition to the issuance of Shares under this Award, Participant unconditionally and irrevocably agrees, if so required by the Company, to enter into a joint election within section 431 of (UK) Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) disapplying all restrictions in respect of the acquisition of “restricted securities” (as defined in Section 423 and 424 of ITEPA).
Termination of Service. Participant has no right to compensation or damages on account of any loss in respect of an Award under the Plan where the loss arises or is claimed to arise in whole or part from: (a) the termination of Participant’s office or employment; or (b) notice to terminate Participant’s office or employment. This exclusion of liability shall apply however termination of office or employment, or the giving of notice, is caused, and however compensation or damages are claimed. For the purpose of the Plan, the implied duty of trust and confidence is expressly excluded.